Exhibit 10.1

COCA-COLA PLAZA

ATLANTA, GEORGIA

BRIAN J. SMITH PRESIDENT & COO	ADDRESS REPLY TO: P.O. BOX 1734 ATLANTA, GA 30301
____________
404-676-9818 FAX: 404-598-9818 brismith@coca-cola.com

August 20, 2020

James Dinkins

Atlanta, Georgia

Dear Jim,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

1.	As we discussed, you will step down from your current role as Senior Vice President and President, Coca-Cola North America effective August 24, 2020. You will continue with the Company as Senior Advisor through February 28, 2021. In this role, you will continue to work your normal schedule and assist with the transition of your responsibilities and related work as necessary and will separate from the Company on February 28, 2021 (“Separation Date”).

2.	You will continue to serve on the board of directors of Fomento Economico Mexicano, S.A.B. de C.V. (“FEMSA”) at this time. If requested by the Company, you will immediately resign as a director of any board on which you serve on the Company’s behalf, including FEMSA.

3.	If you sign the enclosed release, you will be eligible for a benefit under The Coca-Cola Company Severance Pay Plan equivalent to two years of base salary, based on your current annual salary. This amount will be paid in a lump sum shortly after your Separation Date. This amount is subject to all applicable tax and withholdings.

4.	If you remain employed through December 31, 2020, you will be eligible for an annual incentive award for 2020. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2021. Your participation and any award made to you shall be determined by the Compensation Committee.

5.	If you remain employed through February 28, 2021, you will be eligible for an annual incentive award for 2021, prorated for two months. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2022. Your participation and any award made to you shall be determined by the Compensation Committee.

6.	You will be eligible for retiree health and welfare coverage. Enrollment information will be mailed to you shortly after your Separation Date and will provide information about your coverage options and the costs.

7.	All performance share unit (PSU) awards which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable restricted stock plans and programs as well as your related PSU Agreements. You will be eligible for special treatment under the equity plan as described in your PSU Agreements. You will be personally liable for paying any taxes owed upon receipt of any award.

Jim Dinkins

August 20, 2020

8.	All options you previously have received will be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements. You will be eligible for special treatment under the equity plan as described in your Stock Option Grant Agreements. When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.

9.	You will not receive any additional equity grants.

10.	Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the plans in which you participate and in which benefits are vested as of your Separation Date.

11.	You will continue to be reimbursed up to $10,000 per year in financial planning and related expenses incurred by you annually up through your Separation Date.

12.	The Company will provide at its expense outplacement services through a designated services provider.

13.	The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality within 21 days of the date of this letter.

Please contact Carl Saunders should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.

Sincerely,

/s/ Brian Smith

Brian Smith

President and Chief Operating Officer

Agreed to and accepted this 20 day of August, 2020.

/s/ James Dinkins

James Dinkins

Attachments

cc:	Carl Saunders
Executive Compensation
Executive Services

FULL AND COMPLETE RELEASE

AND AGREEMENT

ON TRADE SECRETS AND CONFIDENTIALITY

1.       Release. In consideration of the lump sum payment of benefits under The Coca-Cola Company Severance Pay Plan (the “Severance Plan”), special rights under the equity programs of The Coca-Cola Company (“TCCC”) pursuant to the terms of related award agreements, and other good and valuable consideration, I, for myself and my heirs, executors, administrators and assigns, do hereby knowingly, voluntarily and unconditionally release, hold harmless and forever discharge TCCC, and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively with TCCC referred to herein as the “Company”), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, (collectively with the Company, referred to herein as “Releasees”) from all debts, claims, actions, causes of action (including without limitation claims arising from or in connection with my employment, pay, bonuses, vacation or any other benefits, and/or other terms and conditions of employment or employment practices of Company; claims arising out of or relating to the termination of my employment with the Company or the surrounding circumstances thereof; and any causes of action that I may have under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Family Medical Leave Act; and comparable state, local, and foreign causes of action, whether statutory or common law, including but not limited to all claims related to wrongful discharge, negligence, defamation, tort and contract), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys’ fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I (or my heirs, executors, administrators and assigns) ever had, now have, or may have based on facts or events that occur on or prior to the date that I execute this Full and Complete Release and Agreement on Trade Secrets and Confidentiality (“Agreement”).

Further, I expressly waive any and all rights that I have under any state or local statute, executive order, regulation, common law and/or public policy relating to known and unknown claims based on facts or events occurring on or prior to the date that I execute this Agreement, including but not limited to the New Jersey Conscientious Employee Protection Act (N.J. Sta. Ann. 34:19-1, et seq.); the New Jersey Law Against Discrimination (N.J. Stat. Ann. 10:5-1, et seq.); the New Jersey Family Leave Act; the New Jersey Wage Payment Law; Massachusetts Fair Employment Practices Act (Mass. G.L. 151B); West Virginia Human Rights Act; South Dakota Codified Laws Section 20-7-11; North Dakota Century Code Section 9-13-02; and Section 1542 of the California Civil Code, the latter of which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I understand that I am referred to in this statute as the “creditor” and the Company or other Releasees are referred to as the “debtor.” I consciously intend these consequences even as to claims for damages that may exist as of the date I execute this Agreement that I do not know exist, and which, if known, would materially affect my decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

I fully understand and agree that:

a.	this Agreement is in exchange for the payment of benefits under the Severance Plan, special rights under the equity programs of TCCC pursuant to the terms of related award agreements, and other good and valuable consideration to which I would otherwise not be entitled;
b.	the Company’s obligation to pay and my right to receive the severance payment is subject to and conditioned upon my compliance with the covenants set forth in Sections 2 through 7 of this Agreement. In the event I breach any such covenant, the Company’s obligation to pay and my right to receive the severance payment will automatically terminate and I shall immediately repay to the Company ninety percent (90%) of any amounts previously paid to me (with the remaining 10% serving as consideration for the release of claims set forth in Section 1 of this Agreement), in each case without limiting my obligations under this Agreement or the Company’s other rights and remedies available at law or in equity.
c.	I am hereby advised to consult with an attorney before signing this Agreement;
d.	I have 21 days from my receipt of this Agreement within which to consider whether to sign it. I may choose to sign this Agreement before the expiration of the 21-day consideration period, and if I choose to do so, I understand that I do so voluntarily. I agree that changes to this Agreement, whether material or immaterial, will not start the consideration period;
e.	I have seven days following my signature of this Agreement to revoke the Agreement; and
f.	this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.

If I choose to revoke this Agreement, I must do so by notifying the Company in writing within the applicable revocation period. This notification must be mailed either first class or certified mail to Executive Services, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313.

Notwithstanding any other provision or paragraph of this Agreement, I understand that by signing this Agreement I do not hereby waive any rights or claims: (i) for unemployment or workers’ compensation, (ii) that arise after I sign this Agreement, or (iii) for which private waivers or releases are prohibited by applicable law. In addition, I understand that nothing in this Agreement shall be construed to prevent me from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local agency, or a charge with the National Labor Relations Board (“NLRB”) or any other governmental agency. I further understand that this Paragraph 1 is not intended to restrict or limit in any way the Protected Rights set forth below in Paragraph 7 of this Agreement. However, by signing this Agreement, I waive the right to recover any monetary damages for any alleged injury personally suffered by me, individual relief, or attorneys’ fees from the Company or the Releasees in any claim, charge, or lawsuit filed by me or any other person or entity. If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, I will indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Releasees as a result of any such claim. I acknowledge and represent that: (i) I received all compensation due to me as a result of services performed for the Company with receipt of my final paycheck; (ii) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company; (iii) I have not engaged in any act or omission in violation of the Company’s Code of Business Conduct (the “COBC”); (iv) I am not aware of any act, failure to act, practice, policy, or activity that I believe may violate the COBC; and (v) I have reported to the Company any actual or suspected Code violations. I additionally understand and agree that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.

2.       Future Cooperation. I covenant and agree that I shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information relevant to said litigation, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding my knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, provided the Company pays me reasonable compensation and reimburses me for reasonable expenses incurred in connection with such cooperation. I understand that this Paragraph 2 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Agreement.

3.       Trade Secrets and Confidential Information. I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. “Trade Secrets” means data or other information relating to the business of the Company protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, vendors, or suppliers which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means. I also covenant and agree that I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by the Company and will not disclose, publish, or make use of such Confidential Information for as long as the information remains Confidential Information or the maximum period allowed under applicable law, whichever is longer. “Confidential Information” means data or other information relating to the business of the Company that is or has been disclosed to me or of which I became aware as a consequence of or through my relationship with the Company and which has value to the Company, and is not generally known to the Company’s competitors, including but not limited to methods of operation, names of customers, vendors, or suppliers, price lists, financial information and projections, route books, personnel data, and similar information. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. I understand that this Paragraph 3 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Agreement.

4.       Return of Materials. I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals, or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. I shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

5.       No Publicity. I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast, or television transmission, or communicate with any representative of the media relating to the business or affairs of the Company. I understand that nothing in this Agreement: (1) is intended in any way to restrict or limit the Protected Rights set forth in Paragraph 7 of this Agreement or to intimidate, coerce, deter, persuade, or compensate me with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited by law; (2) shall prevent me from filing an administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency; or (3) shall prevent me from providing testimony or evidence if I am subpoenaed or ordered by a court or other governmental authority to do so.

6.       Non-Disparagement. I agree that I will not make any statement, written or verbal, in any forum or media or take any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates. I understand that this Paragraph 6 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Agreement.

7.       Protected Rights. I understand that nothing in this Agreement is intended to limit my ability to make disclosures to, or initiate or participate in communications with, the EEOC, the NLRB, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that I do not need to notify the Company or seek the Company’s prior authorization before making such disclosures or engaging in such communications.

8.       Inventions, Discoveries and Authorship. I agree to and do hereby assign to the Company, without charge, all my rights, title, and interest in and to any and all inventions and discoveries that I have made or may make, solely or jointly with others, while in the employ of the Company, that (a) relate to or are useful to or may be useful in connection with business of the nature, type or character carried on or contemplated by the Company, or (b) were or are made using the Company’s equipment, supplies, facilities, or trade secret information and all my rights, title, and interest in and to any and all Patent Properties (as defined below); and upon request of the Company, whether during or subsequent to my employment with the Company, I will do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all my rights, title, and interest in and to said inventions, discoveries, and Patent Properties and to secure or maintain such Patent Properties. For the purpose of this agreement, “Patent Properties” shall mean any and all domestic and foreign (i) applications for utility patents, design patents or industrial designs, petty patents, utility models, or Gebrauchsmuster; (ii) as well as any divisions, continuations, or other application claiming the priority of any of the above and covering such inventions and discoveries; (iii) any and all utility patents, design patents or industrial designs, petty patents, utility models, or Gebrauchsmuster granted for such inventions and discoveries; and (iv) any and all reissues, extensions and revivals of any of the above. All necessary and proper expenses in connection with the foregoing will be borne by the Company, and, if I perform services in connection therewith at the Company’s request after termination of my employment with the Company, the Company will pay reasonable compensation for such services. Any inventions and discoveries relating to the Company’s business made or conceived by me within one year after termination of my employment with the Company will be deemed to be within this provision, unless I can prove that such conception or invention is not based upon or related to any Confidential Information or Trade Secrets, as defined herein, of which I became aware during and pursuant to my employment with the Company. I also assign to the Company, without charge, all my rights, title, and interest in and to all original works of authorship fixed in any tangible form or medium or expression that have been or are prepared by me, solely or jointly with others, within the scope of my employment with the Company. In addition, the Company and I hereby agree that any such original work of authorship that qualifies as a “work made for hire” under the U.S. copyright laws will be a “work made for hire” and will be owned by the Company as to contract formation, interpretation and construction issues, and by the federal patent and copyright laws of the United States as to potential copyright issues.

9.       Non-Competition and Non-Solicitation. I agree that for two years after my employment with the Company ends for any reason whatsoever, I will not, directly or indirectly, except with the prior written consent of the Company: (a) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in the Territory (as defined below) for or on behalf of any person or business entity that competes with the Business of the Company (as defined below); (b) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in any geographic area in which the Company did business during my employment, for or on behalf of any Customer (as defined below) of the Company with whom I had material contact during the last two years of my employment with the Company; (c) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in any geographic area that the Company did business during my employment, for or on behalf of any company listed in Attachment B to this Agreement; (d) solicit or encourage, or attempt to solicit or encourage, directly or by assisting others, any Customer to do business with any person or entity that competes with the business of the Company for purposes of providing services or products that are competitive with those provided by the Company, whether or not the relationship between the Company and such Customer was originally established in whole or in part through my efforts, if the Customer solicited is one with which I had material contact on the Company’s behalf during the last two years of my employment with the Company; and/or (e) solicit or encourage, or attempt to solicit or encourage, any person who is an employee of the Company, or who was an employee of the Company at any time during the six-month period immediately preceding the termination of my employment with the Company, and with whom I had contact during the last two years of my employment with the Company, to terminate his or her employment with the Company or to accept employment with any other person or entity.

10.       Definitions. For purposes of this Agreement

(a)       products or services will be considered competitive with those provided by the Company if the products or services are non-alcoholic beverages, beverage enhancers and related services of the type conducted, authorized, offered or provided by the Company within two years prior to the termination of my employment,

(b)       the “Territory” will be defined as the geography described on Attachment A to this Agreement,

(c)       the “Business” of the Company will be the development, production, marketing, sale and distribution of non-alcoholic beverages, beverage enhancers and related services or similar activities conducted, authorized, offered or provided by the Company within two years before the termination of my employment,

(d)       the “Prohibited Activities” mean the involvement in, development of, or oversight of marketing, innovation, financial, manufacturing, technical or commercial leadership strategies, activities or business plans,

(e)       “Customer” means anyone who is or was a customer of the Company during my employment with the Company, or is a prospective customer of the Company to whom the Company has made a presentation (or similar offering of services) within the one-year period immediately preceding the termination of my employment with the Company.

11.       Governing Law; Forum. I hereby agree that this Agreement, and the rights and obligations established herein, shall be governed and construed in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules; provided, however, that Section 8 of this Agreement (Inventions, Discoveries and Authorship) is to be governed by and interpreted in accordance with the patent and copyright laws of the United States. I further agree that any litigation regarding this Agreement or the claims released herein that is not subject to the arbitration provisions set forth in Paragraph 12 of this Agreement shall be conducted in a court of competent jurisdiction in the State of Georgia, and I hereby irrevocably consent to the jurisdiction of such courts.

12.       Arbitration and Class Action Waiver. I understand and agree that, in the event there is any dispute or claim arising out of or relating to this Agreement or the release of claims set forth in Paragraph 1 of this Agreement (the “Release”), my employment by the Company, my promises or duties owed to the Company or the Company’s promises or duties owed to me, including, without limitation, a dispute about the validity, enforceability, or coverage of the Release or the assertion of a claim covered by the Release, all such disputes or claims will be resolved exclusively through a final and binding arbitration on an individual basis only, and not in any form of class, collective, or private attorney general representative proceeding (“Class Action Waiver”).  Notwithstanding the foregoing, this Paragraph 12 shall not apply to any action seeking injunctive relief arising out of or relating to Paragraph 3 of this Agreement (Trade Secrets and Confidential Information), Paragraph 8 of this Agreement (Inventions, Discoveries and Authorship), and/or Paragraph 9 of this Agreement (Non-Competition and Non-Solicitation). This binding arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and is not intended to cover claims that cannot by controlling law be required to be arbitrated, nor does it prevent the filing of a complaint with a governmental administrative agency to the extent such complaints are permitted notwithstanding an agreement to arbitrate.  Such complaints include, without limitation, those filed with the National Labor Relations Board, Equal Employment Opportunity Commission, and/or the U.S. Department of Labor. I understand and agree that any arbitration proceeding initiated under this agreement will be governed by the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Employment Rules”), and that no other rules or procedures (including AAA’s Supplementary Rules for Class Arbitrations) are to be applied to any such proceeding.  The AAA Employment Rules, which include an explanation of the process for commencing an arbitration and other rules governing an arbitration, may be found at the AAA’s web site, www.adr.org, or by searching for “AAA employment arbitration rules” using an internet search engine such as Google.com.  In all cases where required by law, the Company will pay the AAA administrative fees, as well as the Arbitrator’s fees and expenses.  I understand and agree that I am responsible to pay my own legal fees and expenses associated with any arbitration proceeding, subject to the Arbitrator’s authority to award attorney fees, costs or other remedies in accordance with applicable law.  A party may apply to a court of competent jurisdiction (i.e., a state court or the United States District Court for the District in which the facility location to which I was last assigned by the Company is located) for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.  Notwithstanding any other clause contained in this Agreement or the AAA Employment Rules, any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.  All other issues raised by the dispute between the Company and myself, including without limitation a request for permanent injunctive relief and enforceability of the Agreement, shall be determined by the arbitrator.

13.       General Provisions. (i) Entire Agreement. With the exception of any restrictive covenant agreements I have previously executed, which are not superseded by this Agreement, this Agreement is the complete understanding between me and the Company in respect of the subject matter of this Agreement and supersedes all prior agreements relating to the same subject matter to the extent, and only to the extent, this Agreement is inconsistent with the provisions of such prior agreements. I expressly agree that the provisions of any agreement I have previously signed regarding assignment to the Company of all rights in and to certain inventions, discoveries, and original works of authorship relates to a different subject matter, and the provisions of that agreement shall remain enforceable according to its terms and shall not be subject to Section 12 of this Agreement (Arbitration and Class Action Waiver). By signing this Agreement, I acknowledge and affirm that I have not relied upon any representations, promises or agreements of any kind except those set forth herein. (ii) Severability. In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and every other provision of this Agreement shall remain in full force and effect. Further, if any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law. (iii) Successors and Assigns. This Agreement inures to the benefit of the Company and its successors and assigns. (v) Amendment/Waiver. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

14.       Acknowledgment. I hereby acknowledge and affirm that I have read this Agreement carefully, that I have had a full and reasonable opportunity to consider this Agreement, and that I have not been pressured or in any way coerced, threatened, or intimidated into its execution. I understand that it is my right to have this Agreement reviewed by an attorney of my choosing, and I have been encouraged to do so by the Company. By knowingly and voluntarily signing this Agreement below, I acknowledge and affirm that I fully understand each of this Agreement’s terms and conditions, and that I intend to abide by them in every respect.

/s/ James Dinkins

James Dinkins

Date: 08/20/2020

ATTACHMENT A

1.       The following States of the United States.

Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut , Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming.

2.       The following Territories of the United States.

American Samoa, District of Columbia, Federated States of Micronesia, Guam, Midway Islands, Northern Mariana Islands, Puerto Rico, Republic of Palau, Republic of the Marshall Islands, U.S. Virgin Islands.

3.       Canada and Mexico.

ATTACHMENT B

(Competitors for purposes of Section 9(c))

Prohibited Competitors.

PepsiCo., Inc.,

Nestlé

Dr. Pepper Snapple Group, Inc.

Groupe Danone

Kraft Foods Inc.

Unilever

Cott Corporation

Starbucks